Exhibit 99.2

NEWS RELEASE

Samsung Electronics and Cryptography Research Extend Technology Relationship to Improve Device Security

Agreement includes technologies for protecting smartphones, payments, content protection, and enterprise applications against side channel attacks

SEOUL, KOREA and SAN FRANCISCO, CA — January 5, 2014 — Samsung Electronics and Cryptography Research, Inc. (CRI), a division of Rambus Inc. (NASDAQ:RMBS), today announced an extended relationship, enabling further integration of CRI’s DPA countermeasure technologies across a variety of Samsung semiconductor and system devices. This agreement allows Samsung to provide protection against side channel attacks in devices such as smartphones, payment chips, content protection systems, and enterprise applications. Also today, Samsung and Rambus announced they have extended their architecture licensing relationship for 10 years, until 2023.

“DPA countermeasure technologies have been essential to Samsung’s smart card products,” said Sunghee Cho, Samsung Vice President. “We now have the opportunity to deploy advanced DPA countermeasures in other Samsung devices requiring content protection and security applications.”

“Strong security makes connected devices far more valuable by enabling them to safely access higher-value data and services,” said Paul Kocher, president and chief scientist of Cryptography Research. “We are delighted to provide technology to help Samsung enhance its leadership position in securing products from dedicated security chips up to cutting-edge smartphones.”

Side channel and differential power analysis (DPA) attacks involve measuring variations in the electrical power consumption or RF emissions of a target device, then using advanced statistical methods to derive cryptographic keys and other secrets. Countermeasures to these attacks are required to protect tamper-resistant products used in applications including banking, pay television, mass transit, secure ID, and wireless telecommunications. Cryptography Research’s innovations are reflected in a portfolio of over 70 issued patents covering countermeasures to DPA attacks, with additional patent applications allowed or pending.

For additional information on DPA countermeasures or Cryptography Research, visit cryptography.com.

About Cryptography Research,Inc.

Cryptography Research, Inc. (CRI), a division of Rambus Inc., is a leader in semiconductor security research and development. Established by internationally renowned cryptographer Paul Kocher, CRI develops and licenses innovative technologies in areas including tamper resistance, content protection, anti-counterfeiting, network security, and financial services. Over seven billion security products are made each year under license from CRI. Security systems designed by CRI scientists and engineers protect hundreds of billions of dollars in commerce annually. Additional information is available at cryptography.com.

About Samsung Electronics Co., Ltd.

Samsung Electronics Co., Ltd. is a global leader in technology, opening new possibilities for people everywhere. Through relentless innovation and discovery, we are transforming the worlds of televisions, smartphones, personal computers, printers, cameras, home appliances, LTE systems, medical devices, semiconductors and LED solutions. We employ 236,000 people across 79 countries with annual sales of US$187.8 billion.

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